Exhibit – (a)(1)(i)

Domino’s Pizza, Inc.

Offering Memorandum Relating to

Our Offer to Exchange

Certain Outstanding Options to Purchase Common Stock

For

Replacement Options to Purchase Common Stock

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 12:00 P.M. EDT ON MAY 4, 2009

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

Domino’s Pizza, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “Domino’s,” “Domino’s Pizza,” “our,” “us” and “we,” is offering certain active employees, officers and directors of Domino’s and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock that were granted on or after July 13, 2004 and have a per share exercise price equal to or greater than $10.00, which we refer to as “Eligible Options,” for new options to purchase a smaller number of shares of our common stock, determined as specified below, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “The Offer,” which begins on page 7.

Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the Domino’s Pizza, Inc. 2004 Equity Incentive Plan, as amended, which we refer to as the “2004 Plan.” Replacement Options will be granted under the 2004 Plan upon the terms and subject to the conditions set forth in the 2004 Plan and the applicable option grant agreement as well as this offering memorandum. We will price and grant the Replacement Options at the closing of the business day on which the Offer expires. Participation in the Exchange Program is voluntary. An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including March 24, 2009 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she is an active employee, officer or director of Domino’s, or a subsidiary of Domino’s, and holds Eligible Options (“Eligible Optionholders”).

Each Eligible Optionholder who participates in the Exchange Program will receive a Replacement Option grant to purchase shares of Domino’s Pizza common stock in exchange for each Eligible Option grant that is tendered and accepted for exchange in accordance with the terms of the Offer. The number of shares of our common stock subject to each Replacement Option will be determined as follows: if an Eligible Option grant has an exercise price that is equal to or more than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, the Replacement Option grant will be for a number of shares equal to 75% of the number of shares issuable under such Eligible Option grant, whereas if an Eligible Option grant has an exercise price that is less than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, the Replacement Option grant will be for a number of shares equal to 90% of the number of shares issuable under such Eligible Option grant, in each case rounded down to the nearest whole number of shares. The exercise price of the shares covered by the Replacement Options will be determined as follows: if an Eligible Option grant has an exercise price that is equal to or more than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, the Replacement Option granted in exchange for such Eligible Option will have an exercise price equal to 50% of the exercise price of such Eligible Option grant, whereas if an Eligible Option grant has an exercise price that is less than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, the Replacement Option granted in exchange for such Eligible Option will have an exercise price equal to the sum of such closing stock price and $1.00.

Eligible Optionholders should consider, prior to expiration of the Offer, whether changes in the market price of the Company’s common stock between March 24, 2009 and the Offer’s expiration date increase or decrease the value of their Eligible Options when making a decision whether or not to participate in the Exchange Program.

If you are an Eligible Optionholder and you elect to exchange your Eligible Options, you must tender all of your Eligible Option grants that remain unexercised. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible Options that are accepted pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 12:00 p.m. EDT on May 4, 2009. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Optionholder before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its original terms, notwithstanding any action the Company may have taken to cancel the Eligible Option grant or issue a Replacement Option grant, which Replacement Option grant will be void and of no force or effect if the tendering individual ceases to be an Eligible Optionholder before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, you do not withdraw your election, your election is accepted, and you remain an Eligible Optionholder through the date we grant the Replacement Options, you will receive a Replacement Option grant under the 2004 Plan for each Eligible Option grant you have tendered for exchange on the terms discussed in this Offer. We expect the new grant date for the Replacement Options to be May 4, 2009, the day on which this Offer will expire, unless this Offer is extended by us.

Each Replacement Option will:

•

have a per share exercise price equal to the greater of (i) one half of the exercise price of the Eligible Option in exchange for which the Replacement Option is granted or (ii) the sum of the closing sales price (or the closing bid, if no sales are reported) of Company’s common stock as quoted on the on the New York Stock Exchange (the “NYSE”) on the Offer’s expiration date and $1.00;

•

represent a number of shares equal to either 75% or 90% of the number of shares covered by the Eligible Option in exchange for which it is granted, depending on the exercise price of the Eligible Option exchanged therefor;

•	have a vesting schedule that is the same as the vesting schedule of the Eligible Option in exchange for which it is issued;

•	have a remaining exercise term that is the same as the remaining exercise term of the Eligible Option in exchange for which it is issued;

•	not be exercisable for 10 business days following the day on which the Replacement Option is granted; and

•	be subject to the terms and conditions of the 2004 Plan and the applicable option grant agreement.

See “Risk Factors” beginning on page 6 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 (“Conditions of the Offer”), including the condition that our stockholders approve the proposal relating to this Offer at our Annual Meeting of Stockholders, scheduled for April 28, 2009.

Shares of our common stock are listed on the NYSE under the symbol “DPZ.” The historical prices at which our common stock has traded are described in Section 6 (“Price Range of Common Stock Underlying the Options”). On March 20, 2009, the closing sales price of our common stock as listed on NYSE was $6.45 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

IMPORTANT

If you wish to participate in the Exchange Program, you must access the offer website at https://dominos.equitybenefits.com (the “Offer Website”), and follow the instructions on the Offer Website. The Offer Website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access.

If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, please email optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039. If you are still not able to submit your election electronically after requesting assistance, you may be asked to complete and send in a paper election form. Your election must be received by the Company before 12:00 p.m. EDT on May 4, 2009 (or a later expiration date if we extend the Offer). Elections not made via the Offer Website or received by Domino’s by 12:00 p.m. EDT on May 4, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form. If we do not receive your election by the Offer expiration time, you will be deemed to have rejected the Offer.

If you submit your election via the Offer Website prior to 12:00 p.m. EDT on May 4, 2009, or submit your paper election form prior to April 28, 2009, and do not receive confirmation of our receipt of your election via e-mail, please confirm receipt of your election by emailing optionexchange@dominos.com or calling (734) 930-3989 or (734) 930-7039 to avoid any lost election submissions or paper election forms and the resulting lack of exchange of your Eligible Options. It is your responsibility to ensure that we have received your election. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice within 2 business days following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Program.

If you have any questions about the election process, please send an e-mail directly to optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039.

Nothing in this offering memorandum should be considered as a contract or guarantee of employment, wages or compensation. The employment relationship between Domino’s and each employee remains “at will.” Domino’s reserves the right to amend or terminate the 2004 Plan at any time, and the grant of an option under the 2004 Plan or this Offer, does not in any way obligate Domino’s to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

Although our Board of Directors has approved the Exchange Program, consummation of the Offer is subject to the satisfaction or waiver of the conditions described in Section 7 (“Conditions of The Offer”) of the Offer, including without limitation, the condition that our stockholders approve the proposal relating to this Offer at our Annual Meeting of Stockholders scheduled for April 28, 2009. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Options in the Exchange Program. You must make your own decision whether to tender your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

Neither the U.S. Securities and Exchange Commission nor any state or non-U.S. securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A: Canada

Schedule B: Hong Kong

Schedule C: India

Schedule D: Korea

Schedule E: Mexico

Schedule F: Netherlands

Schedule G: Puerto Rico

Schedule H: Spain

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1. Why are we conducting the Exchange Program?

Stock options are very important to Domino’s compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price, as of March 20, 2009, was substantially higher than the then-current trading price of Domino’s stock. Because of this, the effectiveness of our equity incentive program is weakened and the retention value of our stock options is impaired. The Exchange Program has been designed to reinstate the retention and motivational value of our stock option program.

The Board believes that the Exchange Program will help reinstate the intended purpose of its equity incentive program, and ultimately build shareholder value. The Exchange Program will allow Domino’s to derive the maximum retention and motivation value from compensation costs that have already been incurred in issuing the Eligible Options. Without the Exchange Program, the return on the compensation costs of the Eligible Options would be insufficient to accomplish the intended purpose. In addition, the Exchange Program will also substantially reduce the total number of outstanding stock options. The Exchange Program is expected to increase the compensation costs to Domino’s in an amount equal to the additional relative value obtained by Eligible Optionholders in the acquisition of Replacement Options. However, Domino’s expects that such additional compensation costs will not be a material amount.

2. What is the Exchange Program?

The Exchange Program is a program being offered by Domino’s to allow Eligible Optionholders to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Optionholders to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for a lesser amount of Replacement Options with a lower exercise price. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

3. What are Eligible Options?

Eligible Options are those currently outstanding options to purchase Domino’s common stock from the Company under the 2004 Plan that (i) had an exercise price on March 24, 2009 equal to or greater than $10.00 per share, and (ii) are held by Eligible Optionholders.

4. Who are Eligible Optionholders?

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including March 24, 2009 through the date the Replacement Options are granted, he or she is an active employee, officer or director of Domino’s and holds Eligible Options. To participate in the Exchange Program, you must be an Eligible Optionholder throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (March 24, 2009), through the date the Replacement Options are granted (currently expected to be May 4, 2009). If you are not an Eligible Optionholder throughout the entire Eligibility Period, or cease to be an Eligible Optionholder at any time during the Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged, subject to their terms.

5. Who is not eligible to participate in the Exchange Program?

Retirees and terminated employees are not eligible to participate in the Exchange Program.

6. What are Replacement Options?

Replacement Options are the lesser amount of options with a lower exercise price that will be granted to Eligible Optionholders in exchange for tendered and accepted Eligible Options.

7. How are Replacement Option exercise prices different from the exercise prices of Eligible Options?

The exercise price of the Replacement Option will be equal to the greater of (i) one half of the exercise price of the Eligible Option in exchange for which the Replacement Option is granted or (ii) the sum of the closing price of Domino’s common stock on the Offer’s expiration date (currently expected to be May 4, 2009) and $1.00. Each Replacement Option grant will cover a smaller number of shares of our common stock than the number covered by the Eligible Option grant in exchange for which such Replacement Option grant is issued, as explained in Question 8 below.

8. What are the exchange ratios of the Replacement Options?

The number of shares you will be able to acquire upon exercise of a Replacement Option will be equal to: (i) 75% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is equal to or more than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00; or (ii) 90% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is less than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00.

9. Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although the Board of Directors has approved making this Offer to you, neither Domino’s nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exercise price of the Replacement Options cannot be determined until the day on which the Offer will expire, when the Replacement Options will be granted (currently expected to be May 4, 2009), you should consider, before the termination of this Offer, whether the changes in the market price of the Company’s common stock between March 24, 2009 and the grant date of the Replacement Options (currently expected to be May 4, 2009) increase or decrease the value of your Eligible Options when making a decision whether or not to participate in the Exchange Program.

10. Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

11. What happens if I leave Domino’s because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you cease to be an Eligible Optionholder for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently expected to be May 4, 2009), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

12. If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled and returned to the option pool available for issuance under the 2004 Plan at the time the Replacement Options are granted, which will be at the closing of the business day on which the Offer will expire, and exchanged for the Replacement Options.

13. What will happen to Eligible Options that I choose not to exchange?

Eligible Options that you choose not to exchange will remain outstanding and will retain their existing terms, including the existing exercise price, number of shares covered thereby and expiration date. In order to exchange your Eligible Options, you must tender all of your Eligible Options. You cannot choose to exchange some, but not all, of your Eligible Options, or a portion of any single Eligible Option grant.

14. Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants.

15. Are there any restrictions on when I can exercise any of the Replacement Options that are granted to me?

Yes. You may not exercise the Replacement Options for 10 business days following the day on which the Replacement Options are granted. Thereafter, you may exercise Replacement Options to the extent they are vested, in accordance with their terms. Each Replacement Option grant will vest in accordance with the same vesting schedule that applied to the Eligible Option grant in exchange for which the Replacement Option grant was issued. Complete details on the vesting schedule for your Replacement Options will be set forth in the applicable option award agreement.

16. May Domino’s cancel this Offer?

Domino’s may, in its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

17. What are the conditions to this Offer?

This Offer is subject to a number of conditions, which are described in Section 7 (“Conditions of the Offer”), including the condition that the proposal to conduct this option exchange program is approved by our stockholders at our Annual Meeting of Stockholders scheduled for April 28, 2009. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum aggregate number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

18. How do I participate in the Exchange Program?

If you wish to participate in the Exchange Program, you must access the offer website at https://dominos.equitybenefits.com, and follow the instructions on the Offer Website. The Offer Website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access.

If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, please email optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039. If you are still not able to submit your election electronically after requesting assistance, you may be asked to complete and send in a paper election form. Your election must be received by the Company before 12:00 p.m. EDT on May 4, 2009 (or a later expiration date if we extend the Offer). Elections not made in accordance with the requirements of the Offer Website or paper election form or received by Domino’s after 12:00 p.m. EDT on May 4, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form. If we do not receive your election by the Offer expiration time, you will be deemed to have rejected the Offer.

If you have any questions about the election process, please email optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039.

You do not need to submit your election if you do not wish to exchange your Eligible Options.

19. How will I know Domino’s received my election?

You will receive a confirmation by e-mail after you successfully submit your election via the Offer Website or after we receive your completed paper election form (provided that your paper election form is submitted to us on or prior to April 28, 2009). If you submit your election via the Offer Website at any time, or via a paper election form prior to April 28, 2009, and do not receive a confirmation, please email optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039.

20. How will I know my options were exchanged?

You will receive a final confirmation notice via e-mail within 2 business days of the expiration of the Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their exercise price.

21. How do I obtain information about all of my existing stock options?

Your current outstanding stock option information is also available on Fidelity’s website at www.netbenefits.com. You may also contact Fidelity at 800-544-9354 (U.S.) or 800-544-0275 (non-U.S.).

22. Must I submit my Eligible Option grant documents with my election?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

23. What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 12:00 p.m. EDT on May 4, 2009 unless this Offer is extended by us. This means that your election, whether submitted via the Offer Website or by paper election form, must be received by us before that time. Elections can be submitted by any one of the permitted methods set forth in the answer to Question 18.

24. What will happen if my election is not received as required by the deadline?

If your election is not made via the Offer Website or if your paper election form is not received by us, in either case, by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

25. May I withdraw or change my election?

You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 12:00 p.m. EDT on May 4, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

26. How do I withdraw or change my election?

To withdraw or change your previously submitted election, you can log on to the Offer Website and change your election. If you cannot access the Offer Website, you must request a paper election form and submit it in the same manner set forth in the answer to Question 18, and we must receive such election form before the expiration of this Offer at 12:00 p.m. EDT on May 4, 2009, or such later date to which this Offer may be extended. It is your responsibility to confirm that your changed election has been successfully submitted via the Offer Website or that we have received your paper election form before the expiration of this Offer. In all cases, the last properly completed election submitted and received prior to the expiration of this Offer, whether via the Offer Website or by paper election form, will prevail.

27. If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

No. If you were issued more than one Eligible Option grant and elect to participate in the Exchange Program, you must make a single election for all grants, which must include the entire unexercised portion of all grants. Partial exchanges of a single Eligible Option grant are not permitted.

28. May I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options may be exchanged (and must be exchanged, together with all other Eligible Options, if you choose to tender any of your Eligible Options for exchange).

29. May I exchange both the vested and unvested portions of an Eligible Option?

Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested.

30. When will I be able to view my Replacement Option grant documents?

We will grant the Replacement Options after the close of the business day on which the Offer expires at the same time as the Eligible Options you tendered to exchange are cancelled. If this Offer expires on May 4, 2009, we would expect to grant the Replacement Options on May 4, 2009. Grant documents for the Replacement Options will be available to be viewed electronically at www.netbenefits.com within approximately 10 business days thereafter.

31. What if my employment with Domino’s ends after the date the Replacement Options are granted?

If your employment with Domino’s ends for any reason after the date Replacement Options are granted to you, your rights to exercise the Replacement Options will be subject to the terms and conditions of the 2004 Plan and the award document governing your Replacement Options. The number of shares underlying your vested options will be reduced if you exchange your Eligible Options for Replacement Options. Please consult the 2004 Plan and your award documents for additional information regarding your rights upon termination of your employment with Domino’s.

32. After I receive Replacement Options, what happens if my Replacement Options end up underwater?

We are conducting the Exchange Program at this time because of Domino’s stock price decline in recent years. Replacement Options will be granted with exercise prices that are above the current stock price at the time the Offer closes. We provide no assurance as to the price of our common stock at any time in the future. Moreover, the Offer is a one-time opportunity because the proposal before our stockholders to approve this Offer only authorizes a single exchange, and we have no expectation of any future exchange of stock options to account for future price movement of Domino’s stock. See the “Risk Factors” section that appears after this Summary Term Sheet.

OTHER IMPORTANT QUESTIONS

33. Are there any tax consequences to my participation in the Exchange Program?

If you are a U.S. taxpayer, under current law, you should not recognize income for U.S. federal income tax purposes either by reason of a relinquishment of exchanged Eligible Options or by reason of the grant of Replacement Options. You are urged to review carefully the brief summary information in Section 13 (“Material U.S. Federal Income Tax Consequences”) below regarding other possible U.S. federal income tax consequences of participating in the Offer, including the U.S. federal income tax consequences associated with a later exercise of any Replacement Options, and to consult your personal tax advisor with any questions you may have regarding other tax consequences of participating in the Exchange Program that may be relevant to your individual circumstances.

If you participate in the Exchange Program and are subject to tax in Canada, Hong Kong, India, Korea, Mexico, the Netherlands, Puerto Rico, or Spain, please refer to Schedules A through H of this document for a brief summary description of certain tax and social insurance consequences and other restrictions that may apply to you under current law. You are also urged to consult with your personal tax advisor with any questions you may have regarding other tax consequences of participating in the Exchange Program that may be relevant to your individual circumstances.

If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

34. How should I decide whether or not to participate?

The decision to participate must be each Eligible Optionholder’s personal decision, and it will depend largely on each Eligible Optionholder’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

35. Are there risks that I should consider in deciding whether to exchange my Eligible Options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion in the “Risk Factors” section that appears after this Summary Term Sheet.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer. If you submit an election indicating your decision to participate in the Offer prior to the Expiration Time (as defined in Section 1 below), you should consider these risks and uncertainties prior to the Expiration Time so that based upon circumstances at that time you can determine whether it is appropriate for you to withdraw from participating in the Offer before it is too late to withdraw.

Risks Related to This Offer

If Domino’s stock price increases on the grant date of the Replacement Options, you might receive Replacement Options with an exercise price that is higher than the exercise price of your cancelled Eligible Options.

Although the purpose of the Offer is to allow active employees to receive Replacement Options with lower exercise prices than their existing Eligible Options, we cannot control or predict the market price of our common stock, which trades on the NYSE. The closing price of our common stock on the NYSE changes daily and has been highly volatile in the recent past. Even if you do not make your final determination on whether to tender your Eligible Options until immediately prior to the Expiration Time, the exercise price of your Replacement Option will still likely vary from the value on the date that you make your decision about participating.

We will grant Replacement Options at the closing of the business day on which the Expiration Time occurs, and the exercise price for each Replacement Option grant will be the greater of (i) one half of the exercise price of the Eligible Option in exchange for which the Replacement Option is granted or (ii) the sum of the closing price of Domino’s common stock on the NYSE on such day and $1.00. Therefore, you should pay careful attention to the fair market value of our common stock traded on the NYSE as the Offer proceeds. It is possible that, if our stock price increases on the grant date of the Replacement Options, the exercise price for the Replacement Option you receive may be higher than the exercise price of the Eligible Option you surrender in the Offer. For example, if you tender an Eligible Option with an exercise price of $10.00 per share, and the closing price of our common stock on the NYSE on the date on which the Replacement Option is granted is $11.00 per share, the exercise price of the Replacement Option will be $12.00 per share (being greater than $5.00 per share, half of the exercise price of the Eligible Option). You would then be in the position of holding a Replacement Option with a higher exercise price (and exercisable for a smaller number of shares of Domino’s common stock) than the Eligible Option you surrendered, and it would have been preferable to have retained the Eligible Option grant rather than have tendered it in exchange for the Replacement Option grant.

Your cancelled Eligible Options may be worth more than the Replacement Options that you receive in exchange for them.

If you tender your Eligible Options for exchange, you will receive Replacement Options entitling you to purchase a smaller number of shares of our common stock than you would have been entitled to purchase under your Eligible Options. In addition, we cannot assure you that the exercise price of the Replacement Options will be significantly, or at all, lower than the exercise price of your Eligible Options. It is possible that the total value of the Eligible Options you surrender will be greater than the total value of the Replacement Options you receive in exchange for such Eligible Options. Once you have tendered your Eligible Options and we have accepted them for exchange, there will be no way to return your surrendered Eligible Options to you even if the fair market value of the Replacement Options is lower, or subsequently becomes lower, than the fair market value of your Eligible Options at the time of the exchange.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and also the other information provided in this Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

SECTION 1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2004 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 (“Withdrawal Rights”) before the “Expiration Time,” as we have defined this term below. An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes March 24, 2009 through the date the Replacement Options are granted, he or she is a director, officer or an active employee of Domino’s and holds Eligible Options. Even if you are an Eligible Optionholder when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Optionholder throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

This Offer’s expiration time is 12:00 p.m. EDT on May 4, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open (such date and time, as extended, the “Expiration Time”). If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 (“Extension of Offer; Termination; Amendment”) for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to participate in the Exchange Program, you must exchange all of the Eligible Option grants you hold, and you must exchange the entire unexercised portion of each individual Eligible Option grant. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender Eligible Option grants that are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire a number of shares equal to, on a grant-by-grant basis, (i) 75% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is equal to or more than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00 or (ii) 90% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is less than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, in each case rounded down to the nearest whole number of shares and subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the 2004 Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer.

Unless prevented by law or applicable regulations, each Eligible Option grant accepted for exchange and cancelled will be replaced with a Replacement Option grant issued under the 2004 Plan. The exercise price of each Replacement Option grant will be equal to the greater of (i) one half of the exercise price of the Eligible Option grant in exchange for which such Replacement Option grant is issued or (ii) the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, when the Replacement Options will be granted (currently expected to be May 4, 2009). The vesting schedule in each Replacement Option grant will generally be the same as the vesting schedule of the Eligible Option grant in exchange for which such Replacement Option is issued. Eligible Optionholders may not exercise the vested portions of Replacement Option grants for 10 business days following the day on which the Replacement Options are granted. All Replacement Options will be non-qualified stock options for U.S. federal income tax purposes.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. NOTHING IN THIS OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF DOMINO’S. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE REPLACEMENT OPTIONS OR THEREAFTER. IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE REPLACEMENT OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

SECTION 2. Purpose of the Offer.

Stock options are very important to Domino’s compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price is higher than the current trading price of Domino’s stock. Because of this, the effectiveness of our equity incentive program is weakened and the retention value of our outstanding stock options is impaired. The Exchange Program has been designed to improve the retention and motivational value of our stock option program.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum and consult your own financial and tax advisors. You must make your own decision whether to elect to exchange your options.

SECTION 3. Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you must access the offer website at https://dominos.equitybenefits.com (the “Offer Website”), and follow the instructions on the Offer Website. The Offer Website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access.

If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, please email optionexchange@dominos.com or call (734) 930-3989 or (734) 930-7039. If you are still not able to submit your election electronically after requesting assistance, you may be asked to complete and send in a paper election form. Your election must be received by the Company before 12:00 p.m. EDT on May 4, 2009 (or a later expiration date if we extend the Offer). Elections not made in accordance with the requirements of the Offer Website or paper election form or received by Domino’s after 12:00 p.m. EDT on May 4, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form. If we do not receive your election by the Offer expiration time, you will be deemed to have rejected the Offer. You will receive a confirmation by e-mail after successful submission of your election via the Offer Website or our receipt of your completed paper election form (provided that we receive such paper election form before April 28, 2009), confirming our acceptance of your properly tendered Eligible Options. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice within 2 business days following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If we do not receive your election by the Expiration Time, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms. The method of delivery of all documents to us, including the paper election form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither Domino’s nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (12:00 p.m. EDT on May 4, 2009). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer. To validly withdraw tendered Eligible Options, you must log on to the Offer Website and change your election. If you cannot access the Offer Website, you must request a paper election form and submit it in the manner described in Section 3 (“Procedures for Electing to Exchange Options”), and we must receive such election form before the expiration of this Offer at 12:00 p.m. EDT on May 4, 2009, or such later date to which this Offer may be extended. It is your responsibility to confirm that your changed election has been successfully submitted via the Offer Website or that we have received your paper election form before the expiration of this Offer. In all cases, the last properly completed election submitted and received prior to the expiration of this Offer, whether via the Offer Website or by paper election form, will prevail. If you elect to withdraw an Eligible Option grant, you must withdraw all of your Eligible Options. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3 (“Procedures for Electing to Exchange Options”).

Neither Domino’s nor any other person is obligated to give notice of any defects or irregularities in any election made via the Offer Website or any paper election form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7 (“Conditions of the Offer”), and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the day of the expiration of this Offer. Grant documents for the Replacement Options will be available to be viewed electronically at www.netbenefits.com within 10 days thereafter.

If you cease to be an Eligible Optionholder at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail.

The option pool available for issuance under the 2004 Plan will be increased by the number of Eligible Options that are accepted for exchange and canceled by Domino’s and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program.

SECTION 6. Price Range of Common Stock Underlying the Options.

Our common stock is listed on the NYSE under the symbol “DPZ.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as listed on the NYSE.

	High	Low
Fiscal Year Ended December 30, 2007
First Quarter	$32.38	$28.00
Second Quarter	$33.66	$18.82
Third Quarter	$21.21	$15.80
Fourth Quarter	$17.56	$12.75
Fiscal Year Ended December 28, 2008
First Quarter	$14.51	$11.59
Second Quarter	$14.92	$12.59
Third Quarter	$13.98	$10.23
Fourth Quarter	$13.50	$2.83
Fiscal Year Ending January 3, 2010
First Quarter (through March 20, 2009)	$7.12	$4.40

As of March 20, 2009, options to purchase 8,792,231 shares of our common stock were granted and outstanding under the 2004 Plan. Of these options, Eligible Optionholders held Eligible Options to purchase a total of 6,769,236 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Optionholders represent approximately 11.8% of the total shares of our common stock outstanding as of March 20, 2009, including shares subject to options granted and outstanding under the 2004 Plan. The closing price of our common stock as listed on the NYSE was $6.45 on March 20, 2009. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of the Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange. We will terminate this Offer immediately if Domino’s stockholders do not approve the proposal to implement this Offer at the 2009 Annual Meeting of Stockholders. In addition, we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to certain limitations, if at any time on or after March 24, 2009 and prior to the Expiration Time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, or is likely to occur:

a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

i.	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

ii.	delay or restrict our ability, or render us unable, to accept for exchange or cancel some or all of the Eligible Options tendered for exchange or issue Replacement Options in exchange therefor; or

iii.	materially and adversely affect the business, condition (financial or otherwise), income or operations of Domino’s and its subsidiaries;

c)	there shall have occurred:

i.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

ii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

iii.	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

iv.	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

v.	any significant increase or decrease in the market price of the shares of our common stock;

vi.	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise) or operations of Domino’s or on the trading in our common stock; or

vii.	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

i.	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 24, 2009;

ii.	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 24, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

e)	any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income or operations of Domino’s that, in our reasonable judgment, have or may have a material adverse effect on Domino’s.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of Domino’s under the 2004 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be equal to, on a grant-by-grant basis, (i) 75% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is equal to or more than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00 or (ii) 90% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted, if such Eligible Option has an exercise price that is less than twice the sum of the closing price of Domino’s common stock on the Offer’s expiration date and $1.00, in each case rounded down to the nearest whole number of shares and subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock of Domino’s and in accordance with the terms of the 2004 Plan pursuant to which the Replacement Option is granted. The option pool available for issuance under the 2004 Plan will be increased by the number of Eligible Options that are accepted for exchange and canceled by Domino’s and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program.

Terms of Replacement Options. The terms of each Replacement Option will be consistent with the standard terms of Eligible Options granted under the 2004 Plan. The terms and conditions of your Replacement Options are set forth in the 2004 Plan and your individual option agreement and the non-U.S. version of the award agreement, including any country-specific appendix for non-U.S. employees. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the 2004 Plan under which they will be granted, and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2004 Plan document and your individual option agreement. Additional information regarding the 2004 Plan may be found in the definitive proxy statement for our 2009 Annual Meeting of Stockholders. Copies of these documents are available by emailing optionexchange@dominos.com or calling (734) 930-3989 or (734) 930-7039.

Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time in accordance with their vesting schedule, provided, however, that you may not exercise the Replacement Options within 10 business days of the date on which the Replacement Options are granted. Except as noted below, if your active employment with Domino’s terminates prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option that is not vested. The number of shares underlying your Eligible Options that have vested as of your termination date will be reduced if you exchange your Eligible Options for Replacement Options, because your Replacement Options will cover fewer shares than your Eligible Options. If your employment with Domino’s ends for any reason after the date Replacement Options are granted to you, your rights to exercise the Replacement Options will be subject to the terms and conditions of the 2004 Plan and the award document governing your Replacement Options.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 (“Material U.S. Federal Tax Consequences”) for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer and Schedules A through H for a discussion of the tax and social insurance consequences in non-U.S. countries under this Offer and grant of Replacement Options.

Registration and Sale of Option Shares. All shares of Domino’s common stock issuable upon exercise of options granted under the 2004 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Domino’s, you will be able to sell your option shares free of any transfer restrictions under the Securities Act of 1933.

The statements in this offering memorandum concerning the 2004 Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the 2004 Plan. Copies of the 2004 Plan and its related prospectus are available by emailing optionexchange@dominos.com or calling (734) 930-3989 or (734) 930-7039.

SECTION 9. Information Concerning Domino’s Pizza, Inc.

General. We are the number one pizza delivery company in the United States, based on reported consumer spending, and have a leading presence internationally. We pioneered the pizza delivery business and have built the Domino’s Pizza® brand into one of the most widely-recognized consumer brands in the world. Together with our franchisees, we have supported the Domino’s Pizza® brand with an estimated $1.4 billion in domestic advertising spending over the past five years. As of December 28, 2008, we operated through a network of 8,773 Company-owned and franchise stores, located in all 50 states and in more than 60 countries. In addition, we operate 17 regional dough manufacturing and distribution centers in the contiguous United States and eight dough manufacturing and distribution centers outside the contiguous United States. The foundation of our system-wide success and leading market position is our strong relationship with our franchisees, comprised of approximately 2,000 owner-operators dedicated to the success of our Company and the Domino’s Pizza® brand.

Over our 48-year history, we have developed a simple business model focused on our core strength of delivering quality pizza in a timely manner. This business model includes a delivery-oriented store design with low capital requirements, a focused menu of pizza and complementary side items, committed owner-operator franchisees and a vertically-integrated distribution system. Our earnings are driven largely from retail sales at our franchise stores, which generate royalty payments and distribution revenues to us. We also generate earnings through retail sales at our Company-owned stores. We operate our business in three segments: domestic stores, domestic distribution and international. As of December 28, 2008, the domestic stores segment was comprised of 4,558 franchise stores and 489 Company-owned stores. Our domestic distribution segment manufactures dough and distributes food and supplies to all of our domestic Company-owned stores and over 99% of our domestic franchise stores. As of December 28, 2008, our international segment oversaw 3,726 franchise stores outside the contiguous United States. It also manufactures dough and distributes food and supplies in a limited number of these markets.

Our address is 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 and our telephone number is 734-930-3030.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008. See Section 17 (“Additional Information”), for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11 (“Status of Eligible Options Acquired by us in the Offer; Accounting Consequences of the Offer”).

The following tables set forth selected consolidated financial data at and for each of the two fiscal years ended December 30, 2007 and December 28, 2008.

Summary Consolidated Income Statements and Balance Sheets (amounts in millions, except share and per share data):

	Fiscal Year Ended
	December 28, 2008	December 30, 2007 (3)
Revenues	$1,425.1	$1,462.9
Cost of sales	1,061.9	1,084.0

Operating margin	363.2	378.9
General and administrative	168.2	184.9

Income from operations	195.0	194.0
Interest income, net	(112.1)	(125.1)
Other (1)	—	(13.3)

Income before provision for income taxes	82.9	55.6
Provision for income taxes	28.9	17.7

Net income	$54.0	$37.9

Earnings per share:
Basic	$0.93	$0.61
Diluted	$0.93	$0.59
Weighted-average number of common shares used in per share calculation
Basic	57,755,519	62,176,568
Diluted	58,339,535	63,785,124

	Fiscal Year Ended
	December 28, 2008	December 30, 2007 (3)
Cash and cash equivalents	$45.4	$11.3
Restricted cash	78.9	81.0
Working capital (2)	25.8	(29.6)
Total assets	463.8	473.2
Total liabilities	1,888.4	1,923.3
Total stockholders’ deficit	(1,424.6)	(1,450.1)

(1)	The fiscal 2007 other amount represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(2)	The 2008 and 2007 working capital amounts exclude approximately $78.9 million and $81.0 million of restricted cash, respectively.
(3)

In connection with our recapitalization in 2007, Domino’s Pizza, Inc. borrowed $780.0 million under a bridge term loan facility. We used the proceeds from the borrowings under the bridge term loan facility to purchase 2,242 shares of common stock for approximately $0.1 million, repay $463.0 million principal amount of then outstanding borrowings under the 2003 term loans plus accrued interest and related fees and retire at a $13.3 million premium $273.6 million in aggregate principal amount of Domino’s, Inc. 8 1/4% senior subordinated notes due 2011, representing substantially all of the outstanding senior subordinated notes plus accrued interest and related fees. We paid $22.3 million in fees in connection with obtaining the bridge loan facility and wrote off $9.5 million of deferred financing fees and bond discount as part of the 2003 term loan and senior subordinated notes repayments. Additionally, in connection with the recapitalization, we borrowed $1.7 billion of fixed rate notes and used the proceeds from the borrowings to repay in full the bridge term loan facility, capitalize certain new subsidiaries, pay $38.1 million of deferred financing fees, pay a special cash dividend on our outstanding common stock totaling $846.4 million and make a corresponding anti-dilution equivalent payment of $50.6 million on certain stock options. Total cash paid for common stock dividends and related anti-dilution payments totaled $897.0 million, of which $141.0 million was recorded as a reduction of additional paid-in capital and $756.0 million was recorded as an increase in retained deficit. In connection with the repayment of the bridge term loan facility, we wrote off $21.9 million of unamortized deferred financing fees. Additionally, we expensed $2.9 million of related general and administrative expenses, comprised of $1.6 million of legal, professional and other fees and expenses and $1.3 million of non-cash compensation expenses, of which $0.4 million related to the acceleration of vesting of certain stock options. Total recapitalization related expenses were $48.6 million (pre-tax).

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

As of March 20, 2009, our directors and executive officers (20 persons) as a group held Eligible Options outstanding under the 2004 Plan to purchase a total of 4,525,297 shares of our common stock with a weighted average exercise price of $15.34. This number represented approximately 51.5% of the shares subject to all options outstanding under the 2004 Plan as of March 20, 2009.

The following table sets forth the beneficial ownership of outstanding options to purchase Domino’s common stock as of March 20, 2009 by Domino’s directors and executive officers.

Name of Beneficial Owner	Title	Shares Subject to Options Beneficially Owned	Weighted Average Exercise Price Per Share of Eligible Options	Percentage of Total Options Outstanding that are Eligible Options
David A. Brandon	Chief Executive Officer	1,049,999	$16.26	69.6%
Wendy A. Beck	Chief Financial Officer	250,000	$12.95	100.0%
J. Patrick Doyle	President, Domino’s U.S.A.	645,000	$15.18	83.2%
Michael T. Lawton	Executive Vice President of International	296,800	$15.50	78.5%
L. David Mounts	Executive Vice President of Supply Chain Services	330,000	$17.18	61.1%
William E. Kapp	Former Interim Chief Financial Officer	46,400	$15.13	82.9%
Andrew B. Balson	Director	10,000	$14.08	100.0%
Diana F. Cantor	Director	35,000	$19.44	63.6%
Vernon “Bud” O. Hamilton	Director	42,500	$19.91	68.0%
Dennis F. Hightower	Director	47,500	$19.09	70.4%
Mark E. Nunnelly	Director	10,000	$14.08	100.0%
Robert M. Rosenberg	Director	35,000	$20.24	63.6%
All directors and executive officers as a group (20 persons)		4,525,297	$15.34	66.9%

Except for the exercise of 77,500 options to purchase Domino’s common stock by David A. Brandon on March 11, 2009 and the issuance of 20,000 options to each of Andrew Balson, Diana Cantor, Vernon “Bud” Hamilton, Dennis Hightower, Mark Nunnelly and Robert Rosenberg, the Company’s independent directors, on February 10, 2009 (none of which options are Eligible Options), there were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to March 20, 2009. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on pages 9 and 10 of our definitive proxy statement for our 2009 Annual Meeting of Stockholders.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, or our definitive proxy statement for our 2009 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The number of options available for issuance under the 2004 Plan will be increased by the number of cancelled Eligible Options and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program. The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment. Under modification accounting, the excess of the fair value of a Replacement Option over the fair value of the cancelled stock option re-measured at the grant date of the Replacement Option (first business day after the expiration of this Offer) is considered incremental stock compensation. The incremental stock compensation is added to the stock compensation not yet expensed for the cancelled stock option. This combined total stock compensation is then expensed over the vesting or service period of the Replacement Option. Since the values of the Replacement Options and the surrendered Eligible Options cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of the expense that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 (“Conditions of the Offer”), of this offering memorandum.

SECTION 13. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THE ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the law as in effect and as interpreted on the date of this Offer. Both the applicable law and interpretations of the law may change, possibly with retroactive effect. This summary does not discuss all of the tax consequences (for example, other federal taxes, or state and local taxes) that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In particular, this section does not address any non-U.S. tax consequences of the Exchange Program. For a general summary of certain tax and social insurance consequences and other information of the Exchange Program in non-U.S. countries, please refer to Schedules A through H.

The following summary of U.S. federal income tax consequences assumes that the Eligible Options are treated as exempt from the application of the U.S. Internal Revenue Code’s “nonqualified deferred compensation” rules and that the exchange contemplated by the Offer will be respected as a transaction that is consistent with that exemption.

If you exchange Eligible Options for Replacement Options, neither the relinquishment of the Eligible Options nor the grant of the Replacement Options will result in currently taxable income to you. However, when you exercise a Replacement Option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation subject to withholding. We will have available to us a deduction equal to the amount of compensation income taxable to you.

Any gain or loss recognized upon a subsequent sale of shares acquired pursuant to the exercise of a Replacement Option generally will be a capital gain or loss. The amount of any such gain or loss will equal the difference between the sale price and your tax basis in the acquired shares. In general, your tax basis in the acquired shares will equal the amount you paid for the shares plus the ordinary income recognized upon exercise and any recognized capital gain or loss will be treated as long term if you held the shares for more than one year following exercise of the option.

We will withhold all required U.S. local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Additional U.S. federal income tax rules may limit the deductibility of compensation attributable to stock options that are accelerated in connection with a change in control of the employer and may impose an additional excise tax on the value of any such accelerated options, where the value of the accelerated option that is treated as contingent on the change in control, when added to other amounts that are treated as contingent on the change in control, exceeds certain limits.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE PROGRAM.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”), of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 (“Conditions of the Offer”), of this offering memorandum by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement.

If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 (“Conditions of the Offer”), of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment by filing with the SEC. In the case of an extension, the amendment will be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a filing with the SEC.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer.

SECTION 16. Corporate Plans, Proposals and Negotiations.

We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with Domino’s or with existing members of management for changes in positions, responsibilities or compensation. We also enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets and incur indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer or in our filings with the SEC that are incorporated by reference in this offering memorandum, as described under Section 17 (“Additional Information,”) as of the date of this offering memorandum, we have no plans, proposals or negotiations that relate to or would result in:

a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

b)	any purchase, sale or transfer of a material amount of our assets;

c)	any material change in our indebtedness or capitalization;

d)	any change in our present Board of Directors or executive officers;

e)	any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

f)	any other material change in our corporate structure or business;

g)	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

j)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

k)	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

SECTION 17. Additional Information.

We recommend that, in addition to this offering memorandum and the information regarding your Eligible Options available via the Offer Website or by emailing optionexchange@dominos.com or calling (734) 930-3989 or (734) 930-7039, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options:

a)	Domino’s Pizza, Inc.’s Annual Report on Form 10-K, for the period ended December 28, 2008 (File No. 001-32242), filed with the SEC on February 24, 2009.

b)	Domino’s Pizza, Inc.’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders (File No. 001-32242), filed with the SEC on March 23, 2009.

c)	Domino’s Pizza, Inc.’s registration statement on Form S-8 (File No. 333-121923) (registering shares to be issued under the 2004 Plan), filed with the SEC on January 10, 2005.

d)	Domino’s Pizza, Inc.’s Current Report on Form 8-K (File No. 001-32242), filed with the SEC on January 9, 2009.

e)	Description of our common stock contained in our registration statement on Form S-1, dated April 13, 2004 (File No. 333-114442).

In addition, prior to the Expiration Time, we plan to file our Quarterly Report on Form 10-Q for the period ended March 22, 2009, and we will amend this offer to purchase to incorporate by reference the information in that report.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is listed on the NYSE under the symbol “DPZ”.

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Domino’s Pizza, Inc.

Attention: General Counsel

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

or by emailing optionexchange@dominos.com or by telephoning (734) 930-3989 or (734) 930-7039.

The information contained in this offering memorandum about Domino’s should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 18. Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS OFFER.

Domino’s Pizza, Inc.

March 24, 2009

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADA

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Canada. This discussion is based on the law in effect in Canada as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

The tax treatment as a result of the exchange of Eligible Options for the Replacement Options is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of Replacement Options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the Replacement Options.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of Eligible Options that vest in any one year. For the purpose of calculating this limit, the value of an Eligible Option equals the fair market value of the shares subject to the Eligible Options at the time the Eligible Options were granted.

Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise of your Replacement Options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

[1]	Please note that this discussion only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Exchange Program under provincial tax laws.

If you own other shares of Domino’s which you have acquired outside of the 2004 Plan, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of Replacement Options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise of your Replacement Options or the gain from the sale of your Replacement Options, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise or sell your Replacement Options.

Your employer will also withhold income tax on the taxable amount at the time of exercise of your Replacement Options. You must notify your employer immediately upon exercise of your Replacement Options if you intend to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

Other Information

Method of Exercise

Due to legal restrictions in Canada and notwithstanding any language in Section 6(b)(3) to the contrary in the 2004 Plan, you are prohibited from surrendering shares that you already own or from attesting to the ownership of shares to pay the exercise price or any tax-related items in connection with the Replacement Options.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

WARNING: The contents of this Offer have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about any of the contents of this Offer, you should obtain independent professional advice.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

If you leave Hong Kong and subsequently exercise your Replacement Options, the spread still will be considered Hong Kong source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations.

In this case, the taxable amount will be the “notional” spread based on the assumption that the Replacement Options were exercised on a day within 7 days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the shares rise in value so that the actual gain on exercise is greater than on the date of departure, there will be no additional tax. If the shares decrease in value so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

Sale Restriction

Due to securities laws in Hong Kong, if you choose to exchange Eligible Options for Replacement Options, you will be restricted from selling any of your Replacement Options for a period of six (6) months from the date of grant of the Replacement Options, regardless of when your Replacement Options vest and are exercised.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise or sell the Replacement Options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise or sale of the Replacement Options.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

INDIA

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in India. This discussion is based on the law in effect in India as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

Tax Information

Option Exchange

The tax treatment of the exchange of Eligible Options for Replacement Options is uncertain. The Indian tax authorities may treat the exchange as the relinquishment of a capital asset upon the exchange or transfer which is subject to capital gains tax. In this case, the capital gain would be calculated based on the difference between the full value of consideration received on transfer (i.e., the value of the Replacement Options) reduced by the cost of acquisition of Eligible Options. In the present case, the cost of acquisition of the Eligible Options may be considered as indeterminable, in which case the capital gains computation mechanism would fail. Therefore, under existing judicial precedent which holds that no capital gains tax liability arises where the computation mechanism for capital gains fails, it is likely that you will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

Under the Finance Act of 2007 (the “Finance Act”), if you exercise the Replacement Options to purchase shares, your employer will be subject to Fringe Benefit Tax (“FBT”) on the difference between the exercise price and the fair market value of the shares at vesting because stock options and other equity awards are now characterized as fringe benefits. As permitted by the Finance Act, your employer’s liability for the FBT will be transferred to you, and you will be subject to FBT on the difference between the exercise price and the fair market value of the shares1 at vesting when you exercise the Replacement Options.

Because of the way the FBT is calculated, no FBT will be due if the fair market value of the shares at vesting is less than the exercise price of the Replacement Options. On the other hand, if the fair market value of the shares at vesting is greater than the exercise price of the Replacement Options and the fair market value of the shares decreases between vesting and exercise such that it is below the exercise price, you will be liable for FBT on an amount greater than the benefit you will receive at exercise.

You will not be subject to provident fund contributions or other social insurance contributions when you exercise the Replacement Options.

[1]	For FBT purposes, the fair market value of the shares may be determined differently than how it is determined under the terms of the 2004 Plan.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value1 of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).

Withholding and Reporting

Your employer will withhold and report FBT when you exercise the Replacement Options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Other Information

Cashless Sell-to-Cover Exercise Prohibited

Due to the exchange controls in India, you must either exercise the Replacement Options using cash or by using the cashless sell-all method of exercise. You may not exercise the Replacement Options using the cashless sell-to-cover method of exercise, whereby you sell only enough shares to cover the exercise price. The Company reserves the right to provide additional methods of exercise to you depending on the development of local law.

Exchange Control Information

You understand and agree to comply with exchange control laws in India and to repatriate all proceeds resulting from the sale of shares and any dividends received in relation to the shares to India and convert such funds into local currency. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

Fringe Benefit Tax

As noted above, by accepting the grant of the Replacement Options and participating in the 2004 Plan, you consent and agree to assume any and all liability for FBT that may be payable by the Company and/or the Employer in connection with the Replacement Options. Further, by accepting the grant of the Replacement Options and participating in the Exchange Program and the 2004 Plan, you agree that the Company and/or the Employer may collect the FBT from you by any of the means set forth in your award agreement or any other reasonable method established by the Company. You also agree to execute any other consents or elections that may be required to accomplish the foregoing, promptly upon request of the Company.

[1]	For FBT purposes, the fair market value of the shares may be determined differently than how it is determined under the terms of the 2004 Plan.

SCHEDULE D

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

KOREA

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Korea. This discussion is based on the law in effect in Korea as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the Replacement Options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your Replacement Options. It is your responsibility to report and pay any taxes resulting from the Exchange Program, the exercise of the Replacement Options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

Other Information

Exchange Control Information

If you remit funds out of Korea to pay the exercise price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. You should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the award agreement; (ii) the 2004 Plan; and (iii) your certificate of employment. This confirmation is not necessary if you pay the exercise price through the delivery of irrevocable instructions to a broker to sell shares obtained upon exercise of the Replacement Options and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, because in this case there is no remittance of funds out of Korea.

If you realize US$500,000 or more from the sale of shares, you must repatriate the proceeds to Korea within eighteen (18) months of the sale.

SCHEDULE E

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

MEXICO

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Mexico. This discussion is based on the law in effect in Mexico as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Mexico apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the exercise date and the exercise price. You likely will not be subject to social insurance contributions.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to tax. The taxable amount will be the difference between the sale price and your tax basis in the shares.

Your tax basis in the shares will be the amount you paid for the shares (i.e., the exercise price), plus any brokerage fees paid to buy or sell the shares, all adjusted for inflation.

Please note that this means that you may be subject to double taxation on the spread. You should consult with your personal tax advisor regarding whether you may include the amount subject to tax at exercise (i.e., the spread) in the tax basis of your shares.

Withholding and Reporting

Your employer is not required to withhold and report tax when you exercise the Replacement Options. You are responsible for reporting any income and paying any applicable taxes resulting from the exercise of the Replacement Options and the sale of your shares.

SCHEDULE F

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

THE NETHERLANDS

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in the Netherlands. This discussion is based on the law in effect in the Netherlands as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options that are unvested as of the date of the exchange for the Replacement Options. Domino’s is currently seeking a tax ruling (the “Dutch Tax Ruling”) to confirm that you will not be subject to tax as a result of the exchange of Eligible Options that are vested as of the date of the exchange for the Replacement Options, but Domino’s makes no guarantee that it will obtain a favorable Dutch Tax Ruling.

In the absence of a favorable Dutch Tax Ruling, under general tax principles in the Netherlands, you will be subject to income tax and social insurance contributions as a result of the exchange of vested Eligible Options for Replacement Options.

•	If a favorable Dutch Tax Ruling is granted by the Dutch tax authorities, you will not be taxed upon the exchange.

•

If a favorable Dutch Tax Ruling is not granted by the Dutch tax authorities, you will be taxed upon the exchange of vested Eligible Options. The taxable amount likely will be the value (i.e., likely determined under Black-Scholes) of the Replacement Options granted to you.

•

If Domino’s does not obtain a favorable Dutch Tax Ruling from the Netherlands prior to the close of the Exchange Program, the Company reserves the right to exclude the Netherlands from the Exchange Program.

•

If Domino’s does not obtain a favorable Dutch Tax Ruling from the Netherlands prior to the close of the Exchange Program, and the Company does not exclude the Netherlands from the Exchange Program, the Company will withhold any taxes due at the time of the exchange from your salary.

You should consult with your personal tax advisor regarding the potential tax consequences of the Exchange Program before making any decision to participate in the exchange.

If Domino’s obtains a favorable Dutch Tax Ruling, you are not eligible to participate in the Exchange Program unless you provide written confirmation to Domino’s that you agree to the terms of the Dutch Tax Ruling. In such case, Domino’s will provide you with a written confirmation for signature.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread, subject to the applicable contribution ceiling.

Investment Tax

You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including shares of Domino’s common stock). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.

Sale of Shares

When you sell shares acquired at exercise of the Replacement Options, you will not be subject to capital gains tax (provided you hold less than a 5% interest in Domino’s as a private investment).

Withholding and Reporting

Your employer is required to withhold and report the income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceilings) due when you exercise the Replacement Options. If your actual tax liability is greater than the amount withheld, you are responsible for paying the additional tax. You are also responsible for reporting and paying any investment tax or tax due upon the sale of the shares.

SCHEDULE G

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

PUERTO RICO

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Puerto Rico. This discussion is based on the law in effect in Puerto Rico as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Puerto Rico apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the exercise date and the exercise price. You will also be subject to social security contributions (i.e., FICA, FUTA, and local unemployment and disability taxes) on the difference (or spread) at the time of the exercise to the extent that you have not already reached your applicable contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise of your Replacement Options, you will be subject to capital gains tax. The taxable amount of capital gain will be the difference between the sale proceeds and the adjusted cost basis of the shares (i.e., the exercise price plus the amount previously subject to tax at exercise). If you hold the shares for at least six months, the gain will be taxed at the maximum capital gains rate. If you hold the shares less than six months, you will be subject to ordinary income tax on the gain.

Withholding and Reporting

Your employer is required to withhold and report the income tax and social insurance and possibly workers’ compensation due when you exercise the Replacement Options. If your actual tax liability is greater than the amount withheld, you are responsible for paying the additional tax. You are also responsible for reporting and paying any tax due upon the sale of the shares.

SCHEDULE H

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SPAIN

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in Spain. This discussion is based on the law in effect in Spain as of March 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax at your progressive rate on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.

Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (this requirement is met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Domino’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.

You may also be able to exclude 40% of the taxable amount (i.e., the amount in excess of the €12,000 exempted in a 12-month period, as discussed above) when you exercise the Replacement Options provided that Domino’s does not grant options on a repeated basis and you do not exercise the Replacement Options until two years and a day after the Replacement Options have been granted to you. In addition, the taxable amount at the time of exercise of the Replacement Options cannot exceed the amount which results when you multiply the average annual salary of individual taxpayer residents of Spain (€22,100 for 2009) by the number of years you have been earning salary in Spain. The €22,100 limit can be doubled to €44,200 if Domino’s grants options to all employees of your employer and you hold the shares acquired upon exercise of the Replacement Options for at least three years. Please consult your personal tax advisor to determine whether this exclusion may be applicable to your circumstances.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax (currently a flat rate of 18%) on the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise.

Withholding and Reporting

Your employer is required to report the exercise of the Replacement Options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise your Replacement Options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Other Information

Exchange Control Information

You must declare the acquisition of shares to the Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare ownership of any shares to the Directorate of Foreign Transactions each January during which you own the shares. In addition, if you wish to import the ownership title of shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.